                                                                    Exhibit 11.1



                               SODAK GAMING, INC.
                       CALCULATION OF EARNINGS PER COMMON
                          AND COMMON EQUIVALENT SHARE

                                                       THREE MONTHS      THREE MONTHS
                                                          ENDED             ENDED
                                                      MARCH 31, 1996    MARCH 31, 1995
                                                      --------------    --------------
     SHARES OUTSTANDING
      Weighted Average common shares outstanding         11,361,138        11,358,466
      Adjustments for common stock equivalents (1)           69,799             2,672
                                                        -----------       -----------
      WEIGHTED AVERAGE NUMBER OF COMMON AND
       COMMON EQUIVALENT SHARES OUTSTANDING              11,430,887        11,361,138


     NET EARNINGS                                       $ 2,697,727       $ 1,382,842



     EARNINGS PER COMMON AND
      COMMON EQUIVALENT SHARE                           $      0.24       $      0.12




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

     (1) Represents adjustment computed under the treasury stock method for restricted stock and stock options granted at fair market value at date of grant.